Atlanta Gas Light
Chattanooga Gas
Elizabethtown Gas
Elkton Gas
Florida City Gas
Nicor Gas Company
Virginia Natural Gas
Sequent Energy Management

AGL Resources Reports Fourth Quarter and Year-End 2011 Earnings

▪	2011 diluted earnings per share (EPS) of $2.12 versus $3.00 per diluted share in 2010; Excluding Nicor merger-related expenses, adjusted diluted EPS of $2.92 for 2011 and $3.05 for 2010

▪	Fourth quarter diluted EPS of $0.37 versus diluted EPS of $0.81 in fourth quarter 2010; Excluding Nicor merger-related expenses, adjusted diluted EPS of $0.87 for 4Q11 and $0.86 for 4Q10

▪	Nicor merger successfully completed on December 9, 2011, and results include 22 days of contribution from Nicor

▪	Company expects 2012 earnings to be in the range of $2.80 to $2.95 per diluted share

ATLANTA, February 22, 2012 -- AGL Resources Inc. (NYSE: GAS) today reported net income for 2011 of $172 million, or $2.14 per basic and $2.12 per diluted share, compared to $234 million, or $3.02 per basic and $3.00 per diluted share, reported in 2010. Excluding Nicor merger-related expenses of $64 million (after tax), adjusted EPS for 2011 was $2.92 per diluted share. GAAP and adjusted results for both the full year and the fourth quarter include 22 days of contribution from Nicor following the completion of the acquisition on December 9, 2011.

Fourth quarter 2011 net income was $33 million, or $0.37 per basic and diluted share, compared to net income of $64 million, or $0.82 per basic and $0.81 per diluted share, reported for the same period last year. Excluding Nicor merger expenses of $45 million (after tax), adjusted EPS for the fourth quarter of 2011 was $0.87 per diluted share and $0.86 per diluted share for the fourth quarter of 2010.

Consolidated earnings before interest and taxes (EBIT) were $447 million for 2011, a decrease of 10% compared to $499 million in the prior year. EBIT for the fourth quarter of 2011 for AGL Resources was $121 million, compared to $135 million in the fourth quarter of 2010.

 “Our business performed well during 2011, with particularly strong results from our utility operations, which contributed 79 percent of operating EBIT during the year. Despite these solid results, however, our wholesale business continued to struggle in this environment of low natural gas price volatility and its earnings contribution was significantly lower than our expectation,” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer. “We completed the Nicor acquisition in December and integration is well underway. Our expectations for merger-related efficiencies remain intact, however we expect ongoing challenges in many of our non-utility businesses in 2012.”

“Year over year, our 2011 consolidated EBIT, excluding merger-related expenses,   increased modestly by two percent. Our results were affected primarily by the negative impact of persistently narrow transportation and storage spreads in the wholesale market. Our 2012 guidance range of $2.80-$2.95 reflects our expectation that these conditions will remain in place throughout the year,” said Andrew W. Evans, AGL Resources Executive Vice President and Chief Financial Officer. “We continue to have a solid balance sheet and strong credit metrics and ratings, as well as good liquidity to fund future capital investments, with a particular bias toward regulated projects with good returns and minimal regulatory lag on investment recovery.”

With the completion of the Nicor merger, financial reporting segments for AGL Resources have been modified to the following: distribution operations, retail operations, wholesale services, midstream operations, cargo shipping and other (a non-operating segment).

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment, which includes all legacy AGL Resources utilities as well as Nicor Gas, contributed EBIT of $412 million in 2011, an increase of 17% compared to $352 million in 2010. Operating margin increased over 2010 by $84 million, primarily driven by $47 million in operating margin from the inclusion of Nicor Gas and $39 million in margin improvement from new rates and infrastructure programs at Atlanta Gas Light and Elizabethtown Gas.

Operating expenses increased $26 million relative to the prior-year period, driven mainly by $31 million in increased expense resulting from the addition of Nicor Gas as well as higher depreciation expenses due to more assets in service. These higher expenses were partially offset by lower incentive compensation costs resulting from lower corporate earnings.

During the fourth quarter of 2011, the distribution segment contributed EBIT of $127 million, an increase of 35% compared to $94 million for the same period in 2010. Operating margin increased $53 million, primarily driven by a $47 million operating margin increase from the inclusion of Nicor Gas.

Operating expenses during the fourth quarter of 2011 increased $21 million relative to the prior-year period, driven mainly by $31 million in increased expenses resulting from the addition of Nicor Gas. Again, these expenses were partially offset by lower incentive compensation costs.

Retail Operations

The retail operations segment, which consists of SouthStar Energy Services as well as Nicor Services, Nicor Solutions and Nicor Advanced Energy, reported EBIT of $93 million for 2011, a decrease of 10% compared to $103 million in 2010. Operating margin decreased by $15 million due largely to reduced average customer usage and warmer than prior year weather. Operating expenses were lower by $5 million as a result of lower legal and bad debt expenses.

During the fourth quarter of 2011, EBIT for the retail segment was $29 million, a decrease of 22% compared to $37 million for the same period in 2010. Operating margin decreased by $8 million due primarily to reduced average customer usage and warmer than prior year weather. In addition, due to declines in natural gas prices during the fourth quarter, the retail segment recorded a $5 million lower-of-cost-or-market (LOCOM) inventory adjustment. Operating expenses for the quarter were flat year-over-year.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management and Nicor Enerchange, reported EBIT of $5 million for 2011, compared to $49 million in 2010. Operating margin decreased $48 million largely driven by reduced commercial activity ($23 million), take-away constraints experienced by Sequent in the Marcellus shale region ($18 million) and credit losses of $4 million. Low natural gas price volatility throughout much of the year resulted in lower storage and transportation spreads and diminished asset optimization opportunities. Sequent also recorded a $24 million increase in LOCOM adjustments, net of current period recoveries. These losses were partially offset by a $21 million increase in storage and transportation hedge gains. Operating expenses for the wholesale segment were lower by $5 million due primarily to decreased incentive compensation expenses.

During the fourth quarter of 2011, the wholesale segment recorded EBIT of $14 million, an increase of 27% compared to $11 million for the same period in 2010. Operating margin decreased $1 million for the fourth quarter of 2011 as compared to the prior-year period, largely driven by a $49 million increase in storage and transportation hedge gains, offset by lower commercial activity of $28 million and a $22 million increase in LOCOM adjustments. Operating expenses for the wholesale segment decreased $4 million compared to the prior-year period, mainly due to decreased incentive compensation expenses.

Midstream Operations

The midstream operations segment, consisting primarily of our natural gas storage facilities including Jefferson Island Storage and Hub, Golden Triangle Storage and Central Valley, contributed EBIT of $9 million for 2011, an increase of 50% compared to 2010. Operating margin for 2011 was higher by $7 million, primarily as a result of increased revenues from having a full year of operations at Golden Triangle Storage Cavern 1. Operating expenses increased by $4 million primarily as a result of higher depreciation expense at Golden Triangle Storage, offset in part by lower project development costs in 2011.

During the fourth quarter of 2011, the midstream segment contributed EBIT of $3 million, compared to EBIT of $2 million during the prior-year period.

Cargo Shipping

As a result of the Nicor merger, our cargo shipping segment consists primarily of Tropical Shipping, a containerized cargo shipping company serving the Bahamas and Caribbean regions. The cargo shipping segment did not have a material impact on AGL Resources’ consolidated results for the 22 days of ownership in 2011.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for 2011 of $136 million was $27 million higher than 2010, primarily due to higher average debt outstanding as a result of the additional long-term debt issuances of $975 million used to fund the Nicor merger. In the fourth quarter of 2011, interest expense was $44 million, up $15 million from the fourth quarter of 2010, also due to higher average debt outstanding.

Income tax expense for 2011 was $125 million compared to $140 million for 2010, reflecting lower consolidated earnings. Income tax expense was $40 million for the fourth quarter of 2011 compared to $36 million the fourth quarter of 2010, driven mainly by a higher effective tax rate in 2011.  The higher rate was the result of non-deductible merger transaction expenses.

2012 EARNINGS OUTLOOK

AGL Resources expects its 2012 earnings to be in the range of $2.80 to $2.95 per diluted share. The Company’s guidance assumes achievement of anticipated efficiencies related to corporate overhead and non-utility businesses post-acquisition, normal weather conditions, continued low volatility in natural gas prices, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment. EPS guidance also assumes average diluted shares outstanding of approximately 117.5 million and an effective tax rate of 37.9%. Additionally, the earnings expectations exclude integration expenses related to the merger with Nicor.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2012 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

AGL Resources will hold its annual analyst day on March 20, 2012, at the New York Stock Exchange. At that time, segment-specific earnings expectations will be issued by the company. Please RSVP to investor relations if you would like to attend the meeting.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its fourth quarter and year end 2011 results on February 22 at 9 a.m. Eastern Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 866.543.6403 if calling from the U.S., or 617.213.8896 if dialing from outside of the U.S. (Passcode: 11344657). A replay of the conference call will be available by dialing 888-286-8010 in the United States or 617-801-6888 outside the United States (Passcode: 46724795). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from John W. Somerhalder II and Andrew W. Evans, and our 2012 earnings outlook and related expectations assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; including the Nicor merger; including the limits on natural gas pipeline capacity; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; the outcome of litigation; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share which excludes expenses incurred with respect to the Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. AGL Resources also expects to record certain merger-related expenses in 2012 and will exclude non-recurring integration-related expenses from its 2012 adjusted results. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs.

EBIT, operating margin and EPS excluding merger expenses should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
Unaudited

	Three Months			Twelve Months
In millions, except per share amounts	12/31/11	12/31/10	Fav / (Unfav)	12/31/11	12/31/10	Fav / (Unfav)
Operating revenues	$790	$665	$125	$2,338	$2,373	$(35)
Operating expenses
Cost of goods sold	396	332	(64)	1,097	1,164	67
Operation and maintenance expenses	146	139	(7)	490	497	7
Nicor merger expenses	49	6	(43)	68	6	(62)
Depreciation and amortization expenses	60	41	(19)	186	160	(26)
Taxes other than income taxes	21	10	(11)	57	46	(11)
Total operating expenses	672	528	(144)	1,898	1,873	(25)
Operating income	118	137	(19)	440	500	(60)
Other (expense) income	3	(2)	5	7	(1)	8
Earnings before interest and taxes	121	135	(14)	447	499	(52)
Interest expenses, net	44	29	(15)	136	109	(27)
Earnings before income taxes	77	106	(29)	311	390	(79)
Income tax expenses	40	36	(4)	125	140	15
Net income	37	70	(33)	186	250	(64)
Less net income attributable to the noncontrolling interest	4	6	2	14	16	2
Net income attributable to AGL Resources Inc.	$33	$64	$(31)	$172	$234	$(62)

Earnings per common share
Basic	$0.37	$0.82	$(0.45)	$2.14	$3.02	$(0.88)
Diluted	$0.37	$0.81	$(0.44)	$2.12	$3.00	$(0.88)

Weighted average shares outstanding (1)
Basic	87.8	77.6	(10.2)	80.4	77.4	(3.0)
Diluted	88.4	78.1	(10.3)	80.9	77.8	(3.1)

(1)	The increase in the weighted average shares outstanding is related to share issuance associated with the Nicor merger. The full share count as of December, 31 2011 is 117.1 million.

        AGL Resources Inc.
EBIT Schedule
For the Three and Twelve Months Ended December 31, 2011 and 2010
Unaudited

	Three Months			Twelve Months
In millions, except per share amounts	12/31/11	12/31/10	Fav / (Unfav)	12/31/11	12/31/10	Fav / (Unfav)
Distributions Operations	$127	$94	$33	$412	$352	$60
Retail Operations	29	37	(8)	93	103	(10)
Wholesale Operations	14	11	3	5	49	(44)
Midstream Operations	3	2	1	9	6	3
Cargo Shipping	–	–	–	–	–	–
Corporate/Other	(52)	(9)	(43)	(72)	(11)	(61)
Consolidated EBIT	121	135	(14)	447	499	(52)
Interest expenses, net	44	29	(15)	136	109	(27)
Income tax expense	40	36	(4)	125	140	15
Net income	37	70	(33)	186	250	(64)
Less net income attributable to the noncontrolling interest	4	6	2	14	16	2
Net income attributable to AGL Resources Inc.	$33	$64	$(31)	$172	$234	$(62)

Earnings per common share
Basic	$0.37	$0.82	$(0.45)	$2.14	$3.02	$(0.88)
Diluted	$0.37	$0.81	$(0.44)	$2.12	$3.00	$(0.88)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
Unaudited

	Three Months			Twelve Months
In millions	12/31/11	12/31/10	Fav / (Unfav)	12/31/11	12/31/10	Fav / (Unfav)
Operating revenues	$790	$665	$125	$2,338	$2,373	$(35)
Cost of goods sold	(396)	(332)	(64)	(1,097)	(1,164)	67
Revenue tax expense	(9)	–	(9)	(9)	–	(9)
Operating margin	$385	$333	$52	$1,232	$1,209	$23